Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 9, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 23, as to which the date is August 4, 2011, and the presentation of the guarantor subsidiaries condensed financial information discussed in Note 24, as to which the date is November 10, 2011, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Visteon Corporation (“Successor”) at December 31, 2010 and for the three-months ended December 31, 2010, and of our report dated March 9, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 23, as to which the date is August 4, 2011, and the presentation of the guarantor subsidiaries condensed financial information discussed in Note 24, as to which the date is November 10, 2011, relating to the consolidated financial statements and financial statement schedule of Visteon Corporation (“Predecessor”) at December 31, 2009 and for the nine-months ended October 1, 2010 and for each of the two years in the period ended December 31, 2009, which appear in Visteon Corporation’s Current Report on Form 8-K dated November 10, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Detroit, Michigan

November 10, 2011